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                                                                   Exhibit 10.38


             AGREEMENT FOR STREAMLINE, INC. FLOWERS & GIFTS SERVICE

This Agreement is entered into this 26th day of January, 1999 by and between PC Flowers & Gifts, Inc., a Delaware Corporation, doing business at 2001 West Main Street, Suite 175, Stamford, Connecticut 06902 (PC) and Streamline Inc., a Corporation, doing business at 27 Dartmouth Street, Westwood, MA 02090.

DEFINITIONS:

"Order" shall mean any order for a Product placed through the Streamline, Inc. Flowers & Gifts service by consumers who win view and utilize the Streamline, Inc. Flowers & Gifts service and will consider the Service as part of the Streamline, Inc. content and the 1-800 PC FLOWERS toll free service which will also be utilized.

"Product" shall mean any flowers, balloons, specialty foods, jewelry, cosmetics, personalized throws or any other items chosen by PC and Streamline, Inc. to be offered on the Streamline, Inc. Flowers & Gifts service.

"Net Sales Price" ("NSP") shall mean PCs suggested retail price of any Product sold through the Streamline, Inc. Flowers & Gifts service, less applicable sales tax, service charge, discounts, credits or returns for each Order.

"Proprietary Mark" shall mean any trademark, service mark, trade name or design logo of either Streamline, Inc. or PC.

The Streamline, Inc. Flowers & Gifts service shall mean a service which is offered by Streamline, Inc. as an integral part of Streamline, Inc.'s content to its customers to enable a customer to gain access to and purchase Products from the Streamline, Inc. Flowers & Gifts service. The service will also be available to Streamline, Inc. customers through the 1-800 PC FLOWERS telemarketing program.

1.       RESPONSIBILITIES OF THE PARTIES

         PC RESPONSIBILITIES

         a. PC will develop and maintain a "co-branded" Streamline, Inc. Flower & Gifts service in active server page format. The entire flowers and gifts service will reside on PC's web servers. When a Streamline, Inc. customer enters the Streamline, Inc. Flower & Gifts service to review the content and ultimately to place an


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                  order, they will be seamlessly transported to the PC Flowers &
                  Gifts web servers.



Product Categories                                                       Streamline. Inc. Sales Commission
                                                                         ---------------------------------
Flowers shipped directly from growers
     to the Streamline, Inc. consumer ...........................................................8%
Flowers delivered through PC Flowers, &
     Gifts' network of the retail florist  (PC Net)..............................................8%
Balloons delivered through PC Flowers &
     Gifts' network of retail florists (PC Net) .................................................8%
Gourmet foods & gift baskets.....................................................................8%
Jewelry .........................................................................................8%
Cosmetics .......................................................................................8%

*ALL COMMISSIONS ARE EXCLUSIVE (?F APPLICABLE SALES TAX, SHIPPING AND HANDLING CHARGES, CREDITS, DISCOUNTS, AND/OR RETURNS FOR EACH ORDER.

b. PC will update the home page and the Holiday Products for the Streamline, Inc. Flowers & Gifts service on a monthly basis in order to take advantage of the event driven nature of the floral and gift business and help Streamline, Inc. to increase traffic and gain a promotional opportunity on a monthly basis.

c. PC Will utilize a proprietary technical program to track all orders placed on the Streamline, Inc. Flowers & Gifts service.

d. PC shall at all times keep an accurate and auditable account of the Orders subject to this Agreement and shall render to Streamline, Inc. monthly statements containing the number of visitors which originate from the-PC Flowers & Gifts site at Streamline, Inc., the product ordered and the total sales price less the service charge and applicable sales tax. PC shall retain such records for a period of one
         (1) year following the date of each order subject to this Agreement. Streamline, Inc. shall have the right to audit such accounts up to two
         (2) times during the year.

e. PC shall abide by all applicable portions of the Direct Marketing Association's then current Guidelines for Ethical Business Practices, and all Federal, State and local laws and regulations, applicable to any advertisements, promotions or offers made by PC on the Streamline, Inc. Flowers & Gifts service.


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STREAMLINE, INC. RESPONSIBILITIES:

a. Streamline, Inc. will include the Streamline, Inc. Flowers & Gifts service as an integral pan of its content and promote the Service on a monthly basis in order to take advantage of the event-driven nature of the flower and gift business.

b. Streamline, Inc. will include a reference to the availability of the Streamline, Inc. Flowers & Gifts service on the Streamline, Inc. web site and through the 1-800 PC FLOWERS phone number whenever possible on promotional print materials in order to enable Streamline, Inc. customers to order PC Flowers & Gifts flowers and gift products through the Streamline, Inc. Flowers & Gifts service on the Streamline, Inc. web site and through the 1-800 PC FLOWERS phone number.

2. USE OF PC FLOWERS & GIFTS CONTENT AND TECHNOLOGY ON THE STREAMLINE, INC. FLOWERS & GIFTS SERVICE.

         PC hereby grants Streamline, Inc. a non-exclusive, paid-up, royalty-free, perpetual, worldwide license to use, distribute, perform, exhibit, reproduce, publish, display and prepare derivative works of, PC Materials as necessary and approved by PC to fulfill the rights and obligation of Streamline, Inc. under this Agreement, including without limitation the right to display the Streamline, Inc. Flowers & Gifts service home page and seamlessly direct customers to the PC Flowers & Gifts Silicon Graphic web servers for review of the content of the Streamline, Inc. Flowers & Gifts service and to place orders on the Service.

         PC shall have the responsibility for determining the adequacy and acceptability of the Streamline, Inc. Flowers & Gifts service.

         PC shall retain all right, title and interest, including ownership of copyright, for all programs, program listings, programming tools, documentation, drawings and reports developed hereunder by PC or its affiliates.

3.       PC REPRESENTS AND WARRANTS

         PC represents and warrants that it has the full right, title and authority to grant Streamline, Inc. the rights and licenses herein granted.


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         PC warrants that it is and will remain free of any obligations and restrictions that would interfere or be inconsistent with, or present a conflict of interest concerning the services to be furnished by it under this Agreement.

         PC represents and warrants that the Products which will be offered on the Streamline, Inc. Flowers & Gifts Service will comply with all applicable governmental regulations, rules and guidelines.

4.       CHARGES AND PAYMENTS

         PC will remit to Streamline, Inc., within twenty (20) days after the end of each calendar month, a report of all sales activities from the PC Flowers and Gifts Service for the previous month and a quarterly payment equal to the percent listed on paragraph 1, page 2 of PC Responsibilities. This quarterly payment shall hereinafter be referred to as the "royalty payment". Royalty payments less than $50.00 will be rolled into the next quarter.

5.       INDEMNIFICATION

         PC shall indemnify, defend and hold Streamline, Inc. harmless against any claim, action, liability, losses, and expenses (including reasonable attorneys' fees) relating to or arising out of any Product offered by, or ordered or requested from PC by means of the Streamline, Inc. Flowers & Gifts service.

         PC assumes all responsibility for the content and subject matter of PC's Commerce Service screens and related material (including text and illustrations), and shall indemnify, defend and hold Streamline, Inc. harmless against any claim, action, liability, losses, and expenses (including reasonable attorneys' fees) resulting from. or arising out of Streamline, Inc.'s use of such Material under this Agreement or Streamline, Inc. 's performance hereunder.

6.       LIMITATION OF LIABILITY

         a. Streamline, Inc. will have no liability for failure for any reason to direct Streamline, Inc. consumers to the PC Flowers & Gifts web server, for the unavailability of the Streamline, Inc. Flowers & Gifts service, for the adequacy of performance of the Streamline, Inc. Flowers & Gifts service.

         b. PC will have no liability for failure for any reason for the unavailability of the Streamline, Inc. Flowers & Gifts Service or


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                  for the adequacy of performance of the Streamline, Inc.
                  Flowers & Gifts Service.

7.       TERM AND TERMINATION

         a. The period during which this Agreement will be in effect (the "Term") begins on the date set forth in the opening paragraph hereof and shall end on the date which is one (1) year from the date. The term will be deemed extended for additional one-year periods by mutual consent unless and until either party gives notice to the other party that the party giving notice elects not to extend the Term not less than thirty (30) days before the otherwise applicable end date.

         b. Streamline, Inc. may terminate this Agreement immediately if PC breaches any material term hereof and breach is not corrected by PC within thirty (30) days after receipt of written notification by Streamline, Inc.. PC may terminate this Agreement if Streamline, Inc. breaches any material term hereof and breach is not corrected by Streamline, Inc. within thirty (30) days after receipt of written notification by PC.

8.       GENERAL

         Streamline, Inc. accepts any PC Material intended for use in connection with the Streamline, Inc. Flowers & Gifts service only upon the representation that PC has the right (including all necessary content) to publish the entire content and subject matter thereof Submission (including electronic transmission) of material for display on the Streamline, Inc. Flowers & Gifts service constitutes consent to display.

         Streamline, Inc. reserves the right to reject any material submitted from PC for any reason at any time, regardless of any prior acceptance or display of any such material.

         Governing Law. The final Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York.

         If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, such finding shall not affect the validity or enforceability of this Agreement as a whole or of any other part of this Agreement. Any such provision shall be enforced to the maximum extent permissible. In the event such


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         provision is considered an essential element of this Agreement, PC and
         Streamline, Inc. agree to promptly negotiate a replacement thereof.

         All notices and other official communications under this Agreement shall be in writing and addressed as follows for each of the parties:

         For PC:                    Thomas J. Ponosuk, EVP
                                    PC Flowers & Gifts, Inc.
                                    2001 West Main Street, Suite 175
                                    Stamford, Connecticut 06902

         For Streamline, Inc.:

                                    Timothy A. DeMello
                                    Chairman and CEO
                                    Streamline, Inc.
                                    27 Dartmouth Street
                                    Westwood, MA  02090

         Notices shall be effective upon receipt.

         All terms of this Agreement which by their nature extend beyond its termination remain in effect until fulfilled, and apply to respective successors and assigns.

         PC shall not sell, transfer, assign, or subcontract any right or obligation hereunder without the prior written consent of Streamline, Inc. Streamline, Inc. shall not sell, transfer, assign, or subcontract any right or obligation hereunder without the prior written consent of PC.

         No failure to enforce any provision, assert any right, or insist on performance of any obligation under this Agreement in any instance shall be deemed a waiver of the ability to enforce such provision, assert such right, or insist on the performance of such obligations in the future. No course of dealing or informal communication of any kind shall be deemed to amend this Agreement. This Agreement will be the only agreement between PC and Streamline, Inc., and will supersede all other Agreements relating to the Streamline, Inc. Flowers & Gifts service. This Agreement may be amended only by mutual written amendment signed by both PC and Streamline, Inc.

         No terms or provisions under this Agreement shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other,


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         whether expressed or implied, shall not constitute a consent to or waiver of, or excuse for any other different or subsequent breach.

         The provisions of this Agreement set forth the entire agreement and understanding between PC and Streamline, Inc. as to the subject matter hereof and supersedes all prior agreements, oral or written, and all other communications between PC and Streamline, Inc. relating to the subject matter hereof.

         This Agreement may be executed in counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute one agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

         The parties of this Agreement are independent contractors. No agency, partnership, joint venture or similar relationship is established hereby. Neither party has the authority to bind the other or incur any obligation on behalf of the other.

         This Agreement may be executed and delivered by facsimile or Email and in counterparts, and shall be considered as original and whole if so executed and delivered.

This Agreement is Accepted by:

Streamline, Inc.                             PC Flowers & Gifts, Inc.



By:  /s/ Timothy A. DeMello                  By:  /s/ Thomas J. Ponosuk
    ------------------------------               -------------------------------
       Hereunto Duly Authorized                       Hereunto Duly Authorized



Name:  Timothy A. DeMello                      Thomas J. Ponosuk,
       Chairman and Ceo                        Executive Vice President